Contacts:	Jennifer Hallahan	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-4746	(631) 342-4687
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MICHAEL CHRISTENSON TO SUCCEED JEFF CLARKE
AS CA’s CHIEF OPERATING OFFICER
Clarke to Become President and CEO of Cendant
Travel Distribution Services
ISLANDIA, N.Y., April 18, 2006 – CA, Inc. (NYSE:CA) today announced that Michael J. Christenson has been elected as CA’s new chief operating officer. He replaces Jeff Clarke who is leaving the Company to assume the position of president and CEO of the Travel Distribution Services (TDS) division of Cendant Corp. (NYSE:CD).
“Jeff Clarke has been an important part of CA’s transformation efforts,” said John Swainson, CA’s president and CEO. “He came to CA two years ago when it was in the midst of a crisis and helped to stabilize the Company and to recruit a top-flight management team. CA’s shareholders were very lucky to have an executive of Jeff’s caliber during a very critical time in the Company’s history. We thank him for his outstanding service and wish him well in his new position.”
“I am pleased to announce Mike Christenson as our new COO,” Swainson continued. “In leading strategy and business development for the past 14 months, Mike has been instrumental in the successful acquisition and integration of nearly ten companies that have significantly broadened CA’s solutions portfolio. CA is fortunate to have an executive of Mike’s ability to step immediately into the role.”
Christenson joined CA in February 2005, having retired in 2004 from Citigroup Global Markets, Inc. after a 23-year career as an investment banker. At Citigroup, he was responsible for the company’s Global Private Equity Investment Banking, North American Regional Investment Banking and Latin American Investment Banking. Previously, Christenson was with The Chase Manhattan Bank, NA where he held several corporate banking positions.
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Michael Christenson to Succeed Jeff Clarke press release, page 2
He earned a bachelor of arts degree in chemistry from Rutgers University and a master of business administration degree in finance from The New York University Graduate School of Business.
Clarke joined CA in April 2004 as chief financial officer and was named chief operating officer less than a month later. Prior to joining CA, he held senior management positions at Digital Equipment Corp., Compaq Computer Corp. and Hewlett-Packard Co.
“I am very proud of what has been accomplished in the two years I’ve been at CA,” Clarke said. “The Company has made significant progress and is well on its way to further establishing itself as the industry’s leading management software company. My experience at CA as chief operating officer will serve me well as CEO of Cendant Travel Distribution Services.”
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
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